UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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Inland Diversified Real Estate Trust, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Inland Diversified Real Estate Trust, Inc.
2901 Butterfield Road
Oak Brook, Illinois 60523
(800) 826-8228

Additional Material for Proxy Statement

for the

Annual Meeting of Stockholders
to be held
June 3, 2010

Dear Stockholder:

The board of directors of Inland Diversified Real Estate Trust, Inc. (referred to herein as the “Company,” “we,” “our” or “us”) regrets to report that Mr. Donald J. Figura passed away on April 29, 2010 at the age of 64.  Mr. Figura served on our board of directors since September 2008 and was the chairman of our audit committee as well as a member of the nominating and corporate governance committee.

Mr. Figura was a nominee for election to our board of directors at the Company’s annual stockholders’ meeting to be held on June 3, 2010 (the “Annual Meeting”).  Because of Mr. Figura’s death, Mr. Figura has been removed as a nominee for election to the board of directors at the Annual Meeting.  The board has not designated a substitute nominee for Mr. Figura, but intends to begin evaluating candidates to fill the vacancy and to assume chairmanship of the audit committee and serve as the Company’s “audit committee financial expert.”  Although a majority of our directors must be “independent,” our charter provides an exception for up to sixty days after the death, removal or resignation of an independent director, pending the election of that independent director’s successor.  The board of directors will therefore present only six nominees for election to the Company’s board of directors at the Annual Meeting.  The board recommends that you vote FOR each of these six nominees.

If you have already voted your shares by proxy, your shares will be voted as specified in your prior vote with regard to the existing nominees, unless you choose to revoke your proxy.  If you have not already voted your shares by proxy, you may still use the original proxy card that we previously distributed, and your vote with respect to nominees for director will be counted accordingly, other than votes with respect to Mr. Figura, which will be disregarded for purpose of the election of directors at the Annual Meeting.

By order of the Board of Directors,

Cathleen M. Hrtanek
Secretary

May 3, 2010